Exhibit 10.3

EXECUTION COPY

Amendment No. 2, dated June 18, 2009 (“Amendment No. 2”), to a certain Patent Assignment And License Agreement, dated May 21, 2008, as amended October 9, 2008 (the “Agreement”), by and between Ribotask ApS, having its offices at Promenadebyen 2, 8. sal, lejl. 4, 5000 Odense C, Denmark, being a corporation established under the laws of Denmark (“Assignor”), and MDRNA, Inc. (f/k/a Nastech Pharmaceutical Company Inc.), having its offices at 3830 Monte Villa Pkwy, Bothell, WA 98021, being a corporation established under the laws of the State of Delaware, United States of America (“Assignee”).

WHEREAS, the parties wish to modify the terms of consideration due to Assignor under Section 3 of the Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto hereby agree as follows:

1. Assignor hereby acknowledges and confirms that all amounts which have become due from Assignee on or prior to the date of this Amendment No. 2 have been paid in full and that Assignee has otherwise complied with all of its obligations under the Agreement through the date this Amendment No. 2. Assignee hereby acknowledges and confirms that Assignor has complied with all of its obligations under the Agreement through the date this Amendment No. 2.

2. Section 3, Consideration, of the Agreement is hereby amended to read in its entirety as follows:

Section 3. Consideration

3.1 As an inducement to Assignor to execute this Patent Assignment Agreement, Assignee hereby grants to Assignor a royalty-bearing, worldwide, exclusive (even as to Assignee) license (with the right to sublicense) to use the inventions, ideas and information embodied in the Assigned Patents to develop, make, use and sell products intended solely for use as reagents or products and methods intended solely for use in testing for and diagnosing Conditions in humans, animals or organisms, as well as products and methods intended for predicting or testing the effect of treatment of Conditions in humans or animals, all of which products shall be considered Covered Products for purposes of this Agreement. The term “Conditions” includes but is not limited to conditions which are classified as “diseases”.

3.1.1 All rights under the Assigned Patents other than those expressly provided in this Section 3.1 are hereby reserved to Assignee. For the avoidance of doubt, Assignor shall have no right under such license to develop, make, use and sell products intended for therapeutic use.

3.1.2 Assignor will use commercially reasonable efforts to commercialize (and shall cause its sublicensees, if any, to use commercially reasonable efforts to commercialize) the Assigned Patents in accordance with the scope of its license hereunder.

3.1.3 Assignor shall pay royalties on Net Sales of Covered Products under such license as follows:

(a) for each calendar quarter until the calendar quarter in which the last Assigned Patent expires, Assignor shall pay to Assignee royalties on aggregate worldwide Net Sales for such quarter according to the following schedule:

Royalty Tier	Royalty
On Quarterly Net Sales less than and including $100 million	1%
On Quarterly Net Sales greater than $100 million and equal to or less than $200 million	1.5%
On Quarterly Net Sales in excess of $200 million	2%

Royalty payments payable hereunder will be paid to Assignee not later than forty-five (45) calendar days following the end of the calendar quarter in which the obligation to make such payment obligation accrues. The obligation to make the royalty payments on sales of Covered Products shall continue, on a country by country basis, until expiration of the last Assigned Patent with a Valid Claim Covering such Covered Product in such country; and

(b) five percent (5%) of any license or milestone payments paid to Assignor by a Third Party under any exclusive or non-exclusive license of the therapeutic rights under the Assigned Patents granted by Assignor to any Third Party.

3.1.4 Assignor shall obtain from each of its Related Parties all information with respect to sales of Covered Products made by such Related Parties to Third Parties necessary to calculate Net Sales by such Related Party (and include such information in the calculation of Net Sales reported in the royalty reports described in Section 3.1.5). Any such sales by Related Parties will be deemed sales by Assignor for purposes of computing Net Sales.

3.1.5 Each payment made hereunder shall be accompanied by a report in writing showing the period and/or the milestone to which such payment applies and, for each royalty report, the amount billed to Third Parties for each Covered Product during the relevant calendar quarter, the deductions from the amount billed for each Covered Product to arrive at Net Sales, the total Net Sales for the calendar quarter for each Covered Product, the conversion rate (determined in accordance with Section 3.1.6) for the calendar quarter used to convert any currency other than U.S. Dollars (“Dollars”) into Dollars and the royalties due on account of such Net Sales.

3.1.6 Where customers in any country are billed in a currency other than Dollars, then for purposes of computing royalty payments on Net Sales for any calendar quarter, the aggregate of Net Sales billed in such currency for such quarter shall be converted into Dollars at the commercial rate at which Dollars could be purchased with such foreign currency (the “Dollar Purchase Rate”) on the last business day of such quarter, based on the Dollar Purchase Rate on such date as quoted by Citibank, N.A. in New York or other such valid source as agreed by the Parties if Citibank, NA in New York no longer exists. Net Sales in such country for such quarter as so converted shall be included in aggregate worldwide Net Sales for purposes of determining the royalty due to Assignor under Section 3.1.3.

3.1.7 Except as otherwise provided in this Section 3.1, (a) all amounts of royalties and milestone payments payable by Assignor pursuant to this shall be paid in Dollars without deducting therefrom any tax, duty, charge, conversion or remittance fee, commission, discount or other fee payable in respect of such royalty payment and (b) if any tax, however denominated, is levied against Assignee in the Territory solely because of Assignor business conducted pursuant to this Agreement, then Assignor shall pay such tax timely without deduction from any royalty payment. Notwithstanding the foregoing, any and all taxes levied by a proper taxing authority required to be withheld by Assignor on account of royalties accruing to Assignee under this Agreement may be deducted from such royalty payment; provided that (x) such amount is promptly paid for on behalf of Assignee to the appropriate tax authorities and (y) Assignor furnishes Assignee with official tax receipts or other appropriate evidence of payment issued by the appropriate tax authorities. Assignee shall be solely responsible for filing any returns or information with the relevant tax authorities in order to secure a reduction in withholding tax to the appropriate rate prevailing taxation treaty between the relevant jurisdiction and the United States, and Assignor shall undertake to cooperate with all reasonable requests of Assignee, if requested, in this respect.

3.1.8 Assignor shall keep all records relating to sales of Covered Products in any period for not less than three (3) years from the date of the royalty report for such period.

(a) From time to time until three (3) years following expiration of the last Assigned Patent with a Valid Claim Covering any Covered Product, Assignee and its designated representatives or advisors shall have the right, at Assignee’s expense, to have an independent certified public accounting firm of nationally recognized standing selected by Assignee and reasonably acceptable to Assignor, at the Assignee’s expense, examine such of the records of Assignor as may be reasonably necessary to verify the accuracy of the royalty reports hereunder, but Assignee shall not be allowed to audit any single calendar year more than once absent a demonstration of a reasonable basis for such additional audit. Assignor shall make such records available for inspection during regular business hours at such place or places where such records are customarily kept, upon reasonable notice from Assignee.

(b) All information learned by such accounting firm in the course of any audit or inspection hereunder shall be deemed Confidential Information of Assignor. The accounting firm shall disclose to Assignee only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies, including sufficient information to enable Assignee to pursue the correction of any discrepancies. No other information shall be provided to Assignee.

(c) If the audit reveals an error in Assignee’s favor (i.e., an underpayment) which is greater than five percent (5%) of the amounts due from Assignor specified in Assignor’s royalty report for such quarter, Assignor shall, in addition to immediately remitting to Assignee the amount of underpayment, (i) pay for the cost of such audit and (ii) pay interest to Assignee on such underpayment from the date such amounts were accrued until the date such amounts are paid at a rate per annum that is one percent (1%) higher than the prime rate reported in the New York edition of The Wall Street Journal (or if The Wall Street Journal is no longer published, then such other leading daily business and financial periodical of general circulation as the Parties may reasonably agree) on the last date of publication preceding the date payment was due (the “Late Payment Rate”). In the event the audit shows that Assignor has overpaid any royalties or milestone payments due to Assignee hereunder, Assignor shall be allowed to deduct the amount of such overpayment (plus interest on such overpayment at the Late Payment Rate from the date of such overpayment) from the next royalty payment due to Assignee, provided, however, that the next royalty payment shall not be reduced by such deduction to less than 75% of the royalties due as reflected on the royalty report for such quarter. Amounts not deducted in any calendar quarter as a result of the limitation in the preceding sentence may be deducted (subject to such limitation) in subsequent quarters.

3.2 As an inducement to Assignor to execute this Amendment No. 2, and in full satisfaction of any and all payment and other obligations of Assignee due to Assignor under Section 3 of the Agreement on or prior to the date of this Amendment No. 2, Assignee agrees to provide to Assignor the following consideration:

3.2.1 Assignee shall pay Assignor one million dollars ($1,000,000), to be paid in four equal payments of $250,000, the first payment being due fifteen (15) days after execution and delivery by Assignor of this Amendment No. 2 and the Subscription Letter annexed hereto as Schedule A (the “Assignor Delivery Date”) and the remaining payments due on first day of each of November 2009, March 2010 and July 2010.

3.2.3 In reliance on the covenants and representations of Assignor set forth in the Subscription Letter annexed hereto as Schedule A, Assignee shall, within fifteen (15) days after the Assignor Delivery Date, issue to Assignor common stock of Assignee (the “Common Stock”) having a total cash value equal to one million dollars ($1,000,000). The number of shares of Common Stock to be issued to Assignor will be determined by the closing price of the Common Stock on the Assignor Delivery Date.

3. Except as specifically modified by this Amendment No. 2, all provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed as of the day and year first above written.

ASSIGNOR: Ribotask ApS		ASSIGNEE: MDRNA, Inc.

By:	/s/ Jesper Wengel	By:	/s/ Bruce York
Name:	Jesper Wengel, Ph.D.	Name:	Bruce York
Title:	Chairman of the Board	Title:	CFO

By:	/s/ Suzy Lena
Name:	Suzy Lena
Title:	CEO

Schedule A

Ribotask ApS

Promenadebyen 2, 8. sal, lejl. 4

DK-5000, Odense C

Denmark

June 18, 2009

MDRNA, Inc.

3830 Monte Villa Parkway

Bothell, WA 98021

Attention: President and CEO

Re:	Amendment No. 2, dated June 18, 2009 (“Amendment No. 2”), to the Patent Assignment And License Agreement, dated May 21, 2008, as amended October 9, 2008 (the “Agreement”)

Gentlemen:

In connection with the execution and delivery of Amendment No. 2 and to induce you to issue to the undersigned the shares of Common Stock provided for in Section 3.3 of Amendment No. 2 (the “Shares”), the undersigned hereby represents, warrants and agrees as follows:

1.	The undersigned understands that the Shares are being issued in reliance on an exemption from the registration requirements of the United States federal and state securities laws under Regulation D promulgated under the Securities Act of 1933, as amended (the “Act”), based, in part, upon the representations, warranties and agreements of the undersigned contained in this letter, and acknowledges that you are relying upon the truth and accuracy of the representations, warranties and agreements made by it in this letter in offering to sell the Shares to the undersigned.

2.	The undersigned is acquiring the Shares solely for its own account for investment, not as a nominee or agent for any other natural person or entity, and not with a view to resale or distribution thereof except in compliance with the Act.

3.	The undersigned either (i) is an “accredited investor” within the meaning of Rule 501 under the Act or (ii) has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the acquisition of the Shares.

4.	The undersigned has had full opportunity to review your filings with the SEC pursuant to the Exchange Act, including your annual reports on Form 10-K and quarterly reports on Form 10-Q, and believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the Shares. The undersigned has had full opportunity to discuss this information and the terms on which the Shares are being issued with the undersigned’s legal and financial advisers prior to execution of Amendment No. 2.

5.	The undersigned understands that the Shares have not been registered under the Act, that the Shares may not be transferred by it unless the transaction in which they are transferred is registered under the Act or is exempt from such registration requirements, and that the Shares will bear a legend to such effect. More specifically, the undersigned agrees that (a) no transfers of the Shares will be permitted for a period of six (6) months following the date of this letter and (b) after expiration of such six (6) month period, the number of Shares which the undersigned will be permitted to transfer over the course of any calendar month will not exceed the average daily trading volume of your Common Stock over the immediately preceding calendar month.

6.	The undersigned consents to you making a notation on your records or giving instructions to your transfer agent in order to implement the restrictions on transfer of the Shares set forth in this representation letter.

Very truly yours,

By:	/s/ Jesper Wengel
Name:	Jesper Wengel, Ph.D.
Title:	Chairman of the Board

By:	/s/ Suzy Lena
Name:	Suzy Lena
Title:	CEO